Exhibit 8.0

Form of Federal Tax Opinion

                    , 2011

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, New Jersey 07002

Re:	Acquisition of Allegiance Community Bank

Ladies and Gentlemen:

We have acted as special counsel to BCB Bancorp, Inc., a New Jersey corporation (“BCB”), in connection with the planned merger (the “Merger”) of Allegiance Community Bank, a bank chartered under the laws of the State of New Jersey (“Allegiance”), with and into BCB Community Bank, a bank chartered under the laws of the State of New Jersey and BCB’s wholly owned subsidiary (“BCB Bank”) pursuant to an Agreement and Plan of Merger (the “Plan of Merger”) by and among BCB, BCB Bank and Allegiance, dated as of April 4, 2011.

In connection with this opinion, we have reviewed: (i) the Plan of Merger; and (ii) the Certificates of Officers of BCB and Allegiance as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of BCB and Allegiance, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified). We also have relied upon the accuracy of the Registration Statement on Form S-4 (File No.                     ) filed by BCB with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Prospectus/Proxy Statement included therein.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, we are of the opinion that under Current Law the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that, in our opinion, the statements set forth in the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” are accurate in all material respects.

This opinion is based on Current Law. It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue authorities, after the date hereof which would be inconsistent with the opinion expressed herein. It is possible that courts of competent jurisdiction could

BCB Bancorp, Inc.

                    , 2011

issue decisions after the date hereof which would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

This opinion is furnished solely for BCB’s benefit and may not be used or relied upon by any other person for any other purpose. This opinion may not be circulated, quoted or otherwise referred to for any purpose without our express written consent.

Very truly yours,

LUSE GORMAN POMERENK & SCHICK

A Professional Corporation